UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): –July 28, 2006 (July 26, 2006)

ONEIDA LTD.

(Exact name of registrant as specified in its charter)

New York	1-5452	15-0405700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

163-181 Kenwood Avenue, Oneida, New York		13421
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (315) 361-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITITES.

On July 26, 2006, Oneida Ltd. (the “Company”), made the decision to close its distribution center located in Sherrill, New York. Beginning early next year, the Company will begin to relocate its distribution center from Sherrill to a new, 500,000 square foot facility outside of Savannah, Georgia upon completion of its construction. By locating a distribution center near a major port, the move is expected to bring a significant reduction in freight costs. The Company employs approximately 150 people at the center, and the company will offer job training, outplacement services and other assistance to employees affected by the relocation.

In conjunction with the Sherrill, New York distribution center closure the Company has determined that it will incur cash costs of approximately $550,000 related to severance and retention payments to employees; approximately $500,000 related to relocating inventory from Sherrill, New York to its new distribution facility in Savannah, Georgia and existing Lebec, California distribution facility; and approximately $625,000 related to the termination of existing real and personal property leases utilized by the Sherrill, New York distribution facility.

Based on the current estimated market value of the facility the Company does not anticipate an incurring asset impairment charge.

ITEM 8.01.	OTHER EVENTS.

Oneida Ltd. announced it will expand its presence in New York City to serve as its principal worldwide sales and marketing center. Oneida will keep its administrative and operating functions in Oneida, New York, the company’s home for more than a century, and relocate its east coast distribution center to a new facility in Savannah, Georgia. These changes, which are the result of an extensive review of Oneida’s operations, are designed to streamline the company’s business functions, strengthen customer relationships and gain further operating efficiencies.

Additional information required by this Item is incorporated by reference to a press release dated July 26, 2006, which is attached as Exhibit 99.1 to this form.

ITEM 9.01.	FINANCIAL STATEMENTS & EXHIBITS.

(c.)	Exhibits

EXHIBIT 99.1 Press Release dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEIDA LTD.

	By:	/s/ ANDREW G. CHURCH
Andrew G. Church Senior Vice President & Chief Financial Officer
Dated: July 28, 2006